MATTHEWS INTERNATIONAL CORPORATION
Conflict Minerals Report

This Conflict Minerals Report of Matthews International Corporation and its subsidiary companies (collectively, the "Company") has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 13p-1"), for the reporting period January 1, 2015 to December 31, 2015 (the "Reporting Period").

Rule 13p-1 and Form SD require companies to disclose certain information regarding products that they manufacture, or contract to manufacture, when: (a) those products contain one or more of the minerals gold, columbite-tantalite (coltan), cassiterite, or wolframite, or their derivatives tantalum, tin, and tungsten (the "Conflict Minerals"), excepting Conflict Minerals that, prior to January 31, 2013, were outside the supply chain; (b) those Conflict Minerals are necessary to the functionality or production of those products; and (c) those Conflict Minerals originated in the Democratic Republic of the Congo or in a country that shares an internationally recognized border with the Democratic Republic of the Congo (the "Covered Countries").

Introduction

This Conflict Minerals Report provides a description of the measures that the Company has taken to exercise due diligence with respect to the Conflict Minerals contained in the finished goods that it manufactured either internally ("directly") or pursuant to procurement arrangements with third-party manufacturers ("indirectly") during calendar year 2015.

The objective of the Company's due diligence measures was to identify the source and chain of custody of the Conflict Minerals used in finished goods manufactured directly or indirectly by the Company during 2015.

The products that were the focus of the Company's due diligence measures were those that:

•	May have contained one or more Conflict Minerals that were supplied to the Company by a vendor that failed to respond to the Company's reasonable country of origin inquiries; or

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Contained one or more Conflict Minerals that were supplied to the Company by a vendor responding to the Company's reasonable country of origin inquiries in a manner that was insufficient for the Company to form a basis for a reasonable belief that none of those Conflict Minerals originated in a Covered Country or otherwise were from scrap or recycled materials.

These products are collectively referred to as the "Covered Products" for the purposes of this Conflict Minerals Report. In this Conflict Minerals Report, third-party manufacturers and vendors who supply the Company are referred to collectively as "vendors."
Based on the results of the Company's due diligence efforts described herein, the Company was unable to determine whether the Conflict Minerals in certain products within the following categories originated in the Covered Countries or financed or benefited armed groups in those countries:

•	Bronze memorials and architectural products;
•	Marking and coding products and automation and fulfillment solutions;
•	Cremation equipment; and
•	Graphics imaging products.

Design of the Company's Due Diligence Measures

In exercising due diligence on the source and chain of custody of the Conflict Minerals, the Company conformed its due diligence efforts substantially in accordance with the guidance provided by the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, including the related supplements on gold, tin, tantalum and tungsten (the "OECD Guidance").

Furthermore, the Company has adopted a policy relating to Conflict Minerals which is publicly available at http://matw.com/corporate/corporate-governance. The Company's Conflict Minerals Policy reinforces the Company's commitment to complying with Rule 13p-1.

The Company's supply chain with respect to the Covered Products is complex. In certain instances, there may be several third-parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of Conflict Minerals. The Company does not purchase Conflict Minerals directly from mines, smelters, or refiners. For products sourced indirectly through third-parties, the Company has taken steps to identify any suppliers where purchases of Conflict Minerals may have come from Covered Countries, including through the issuance of surveys and related follow-up efforts, including those described below.

The Company's Due Diligence Process

Below is an outline of the Company's due diligence process, following the OECD Guidance.

Establish Strong Company Management Systems

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The Company educated appropriate personnel on the scope and applicability of Rule 13p-1 and the Company's disclosure obligations thereunder. This included a description of the Conflict Minerals and Covered Countries included under the rule.

•	The Company adopted a Conflict Minerals Policy, which is publicly available on the Company's website.

•	A dedicated internal team worked with the head of global procurement to determine which Company products fell with the scope of Rule 13p-1.

•	The Company's Audit Committee received periodic reports on conflict minerals reporting compliance and related efforts.

Identify and Assess Risks in the Supply Chain

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The Company identified applicable vendors through a review of the Company's product categories and vendor lists. The Company sent surveys to all such vendors asking them to certify whether the products furnished to the Company contained Conflict Minerals and, if so, whether they originated in the Covered Countries or otherwise came from scrap or recycled materials.

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As a result of this risk assessment process, the Company noted that it did not receive a survey response from all applicable vendors and considered that Conflict Minerals could be included in products supplied by such a vendor to the Company and, furthermore, that the Conflict Minerals could have originated in a Covered Country.

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The Company also determined that the sourcing information provided by certain vendors was insufficient to form the basis for a reasonable belief that either (i) no Conflict Minerals were included in the products or (ii) none of the Conflict Minerals contained in the products provided by such vendors originated in the Covered Countries.

•
The Company also noted that certain vendors either could not identify specific smelters or refiners as the source of their Conflict Minerals or identified smelters or refiners that were not designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs. Of the 340 specific smelters identified by the Company's vendors, 140 of the smelters are designated or certified by, or included in, one or more of the Three Conflict-Free Smelter Programs.

Design and Implement a Strategy to Respond to Identified Risks

•	Findings of the reasonable country of origin and due diligence efforts, including any identified risks, were gathered, documented and reviewed by the Company's internal conflict minerals team.

•	Based on the outcome of the risk assessment described above, the Company identified certain non-responsive vendors and certain other vendors for which further due diligence was required.

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As part of its effort to mitigate the risk that the sourcing of Conflict Minerals used in the Company's products may have directly or indirectly financed armed groups in the Covered Countries, the Company, through the internal working group, followed up with these vendors to attempt to determine the source and chain of custody of the Conflict Minerals. This follow-up included repeat inquiries to the non-responsive vendors.

•	The internal working group has tracked and recorded its due diligence efforts and documented responses.

Carry Out an Independent Third Party Audit

Based on the Company's position in the supply chain, the Company does not conduct or commission independent third-party audits of the smelters and refiners from which its vendors source Conflict Minerals. However, in evaluating vendor responses, the Company relies on certain industry initiatives for independent third-party audit information.

Report on Supply Chain Due Diligence

With the preparation and submission of this Conflict Minerals Report, the Company has provided a public report of its due diligence measures with regard to the sourcing of Conflict Minerals. A copy of this report is available at http://matw.com/corporate/corporate-governance.

Based on the results of the above-described due diligence efforts, the Company does not have the basis for a reasonable determination as to the country of origin or the conflict status of Conflict Minerals used or contained in certain products within the product categories described above.

Steps Taken to Mitigate Risk

In 2015, we have continued to expand our internal review process for managing conflict minerals risks, including periodic reporting to our Audit Committee and the inclusion of the head of global procurement in our RCOI efforts.

We further continue to take the following steps to mitigate the risk that our necessary conflict minerals benefit armed groups.

•	Continue to adopt supply chain and management processes for ensuring risks are adequately managed.

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Continue to structure internal systems to support supply chain due diligence, including assigning responsibility to senior staff to oversee the process, ensure availability of resources and implementing "up the chain" communication processes.

•	Evaluate the terms and conditions of our contracts with suppliers, and include specific provisions therein regarding the use of conflict-free minerals.

•	Alert suppliers to be prepared for an audit to prove that they are conflict free.

Independent Audit Report

The Company and its subsidiaries are not required to obtain an independent private sector audit of this Conflict Minerals Report for the Reporting Period.

Cautionary Statement about Forward-Looking Statements

Certain statements in this report may be "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "intends," "plans," "projects," "believes," and "estimates," "targets," "anticipates," and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

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